EXHIBIT 4.3

FORM OF AMENDED AND RESTATED SENIOR SECURED CONVERTIBLE NOTE

eOn Communications corporation

AMENDED AND RESTATED SENIOR SECURED CONVERTIBLE NOTE

Original Principal Amount: U.S. $[ ]

FOR VALUE RECEIVED, eOn Communications Corporation., a Delaware corporation (the "Company"), hereby promises to pay to [BUYER] or registered assigns (the "Holder") the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the "Principal") when due, whether upon the Maturity Date (as defined below), acceleration, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest ("Interest") on any outstanding Principal at the applicable Interest Rate from the date set out above as the Issuance Date (the "Issuance Date") until the same becomes due and payable, whether upon an Interest Date (as defined below), the Maturity Date, acceleration, redemption, conversion or otherwise (in each case in accordance with the terms hereof). This Amended and Restated Senior Secured Convertible Note (including all Amended and Restated Senior Secured Convertible Notes issued in exchange, transfer or replacement hereof, this "Note") is one of an issue of Amended and Restated Senior Secured Convertible Notes issued pursuant to the Merger Agreement, as amended, on the Closing Date (collectively, the "Notes" and such other Amended and Restated Senior Secured Convertible Notes, the "Other Notes"). Certain capitalized terms used herein are defined in Section 29.

(1) PAYMENTS OF PRINCIPAL; PREPAYMENTS. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal, accrued and unpaid Interest and accrued and unpaid Late Charges on such Principal and Interest. The "Maturity Date" shall be May 10, 2018, as may be extended at the option of the Holder (i) in the event that, and for so long as, an Event of Default (as defined in Section 4(a)) shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) or any event shall have occurred and be continuing on the Maturity Date (as may be extended pursuant to this Section 1) that with the passage of time and the failure to cure would result in an Event of Default and (ii) through the date that is ten (10) Business Days after the consummation of a Change of Control in the event that a Change of Control is publicly announced or a Change of Control Notice (as defined in Section 5(b)) is delivered prior to the Maturity Date. Other than as specifically permitted by this Note, the Company may not prepay any portion of the outstanding Principal or accrued and unpaid Interest on Principal and Interest, if any.

(2) INTEREST; INTEREST RATE. Interest on this Note shall accrue at the Interest Rate commencing on March 24, 2014, shall be computed on the basis of a 360-day year and twelve 30-day months and shall be payable in arrears for each Calendar Quarter on the fifteenth (15th) day of January, April, July and October of each year or, if any such date falls on a Holiday, the next day that is not a Holiday (each, an "Interest Date") with the first (1st) Interest Date being April 15, 2014. Interest shall be payable to the record holder of this Note in cash on each Interest Date (unless shares of Common Stock are issued upon conversion in lieu of a cash payment, pursuant to the immediately following sentence). Prior to the payment of Interest on an Interest Date, Interest on this Note shall accrue at the Interest Rate and be payable by way of inclusion of the Interest in the Conversion Amount on each Conversion Date in accordance with Section 3(b)(i). From and after the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased to eighteen percent (18.0%). In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the Interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default.

(3) CONVERSION OF NOTES. At any time or times after the Issuance Date, this Note shall be convertible into shares of Common Stock, on the terms and conditions set forth in this Section 3.

(a) Conversion Right. Subject to the provisions of Section 3(d), at any time or times on or after the Issuance Date, the Holder shall be entitled to convert any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable shares of Common Stock in accordance with Section 3(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 3(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the "Conversion Rate").

(i) "Conversion Amount" means the sum of (A) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, (B) accrued and unpaid Interest with respect to such Principal and (C) accrued and unpaid Late Charges, if any, with respect to such Principal and Interest.

(ii) "Conversion Price" means, as of any Conversion Date (as defined below) or other date of determination, [$7.50 divided by the Exchange Ratio] per share, subject to adjustment as provided herein.

(c) Mechanics of Conversion.

(i) Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a "Conversion Date"), the Holder shall (A) transmit by facsimile or electronic mail (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice") to the Company and (B) if required by Section 3(c)(iii), surrender this Note to a nationally recognized overnight delivery service for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). On or before the first (1st) Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile or electronic mail a confirmation of receipt of such Conversion Notice to the Holder and the Company's transfer agent (the "Transfer Agent"). On or before the third (3rd) Trading Day following the date of receipt of a Conversion Notice (the "Share Delivery Date"), the Company shall (x) provided that the Transfer Agent is participating in the Depository Trust Company's ("DTC") Fast Automated Securities Transfer Program and the Conversion Shares are either registered for issuance or resale by the Holder or eligible for immediate resale by the Holder under Rule 144, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder's or its designee's balance account with DTC through its Deposit Withdrawal At Custodian system or (y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If this Note is physically surrendered for conversion as required by Section 3(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the Holder a new Note (in accordance with Section 17(d)) representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date, irrespective of the date such Conversion Shares are credited to the Holder's account with DTC or the date of delivery of the certificates evidencing such Conversion Shares, as the case may be.

(ii) Company's Failure to Timely Convert. If from and after the Public Company Date the Company shall fail to issue a certificate to the Holder, if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, or credit the Holder's balance account with DTC, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program and the Conversion Shares are either registered for issuance or resale by the Holder or eligible for immediate resale by the Holder under the Rule 144, for the number of shares of Common Stock to which the Holder is entitled upon conversion of any Conversion Amount on or prior to the Share Delivery Date (a "Conversion Failure"), and if from and after the Public Company Date a Conversion Failure occurs or the Company fails to comply with its obligation to deliver shares of Common Stock as contemplated pursuant to clause (y) below, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a "Buy-In"), then the Company shall, within three (3) Trading Days after the Holder's request and in the Holder's discretion, either (x) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the "Buy-In Price"), at which point the Company's obligation to issue and deliver such certificate or credit the Holder's balance account with DTC, as applicable, for the shares of Common Stock to which the Holder is entitled upon the Holder's conversion of the applicable Conversion Amount shall terminate, or (y) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the Holder's balance account with DTC for such shares of Common Stock, as applicable, and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) the Closing Bid Price on the Conversion Date.

(iii) Registration; Book-Entry. The Company shall maintain a register (the "Register") for the recordation of the names and addresses of the holders of each Note and the principal amount of the Notes (and stated interest thereon) held by such holders (the "Registered Notes"). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of Principal and Interest, if any, hereunder, notwithstanding notice to the contrary. A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a request to assign or sell all or part of any Registered Note by a Holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 16. Notwithstanding anything to the contrary in this Section 3(c)(iii), the Holder may assign any Note or any portion thereof to an Affiliate of such Holder or a Related Fund of such Holder without delivering a request to assign or sell such Note to the Company and the recordation of such assignment or sale in the Register (a "Related Party Assignment"); provided, that (x) the Company may continue to deal solely with such assigning or selling Holder unless and until such Holder has delivered a request to assign or sell such Note or portion thereof to the Company for recordation in the Register; (y) the failure of such assigning or selling Holder to deliver a request to assign or sell such Note or portion thereof to the Company shall not affect the legality, validity, or binding effect of such assignment or sale and (z) such assigning or selling Holder shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register (the "Related Party Register") comparable to the Register on behalf of the Company, and any such assignment or sale shall be effective upon recordation of such assignment or sale in the Related Party Register. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Principal amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Company shall maintain records showing the Principal, Interest and Late Charges, if any, converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder, so as not to require physical surrender of this Note upon conversion.

(iv) Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from more than one holder of Notes or Additional Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of the Notes and Additional Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from each holder of Notes and Additional Notes electing to have Notes or Additional Notes converted on such date a pro rata amount of such holder's portion of its Notes and Additional Notes submitted for conversion based on the Principal amount of Notes and Additional Notes submitted for conversion on such date by such holder relative to the aggregate principal amount of all Notes and Additional Notes submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with Section 22.

(d) Limitations on Conversions. From and after the Public Company Date, the Company shall not effect the conversion of any portion of this Note, and the Holder shall not have the right to convert any portion of this Note, to the extent that after giving effect to such conversion, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the "Maximum Percentage") of the shares of Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable upon conversion of this Note with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of the other Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including the Additional Notes) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 3(d). For purposes of this Section 3(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of determining the number of outstanding shares of Common Stock the Holder may acquire upon the conversion of the Note without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (i) the Company's most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q or, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (ii) a more recent public announcement by the Company or (iii) any other written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding (the "Reported Outstanding Share Number"). If the Company receives a Conversion Notice from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause the Holder's beneficial ownership, as determined pursuant to this Section 3(d), to exceed the Maximum Percentage, the Holder must notify the Company of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to the Holder upon conversion of this Note results in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder's and the other Attribution Parties' aggregate beneficial ownership exceeds the Maximum Percentage (the "Excess Shares") shall be deemed null and void and shall be cancelled ab initio, and the Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase (with such increase not effective until the sixty-first (61st) day after delivery of such notice) or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of Notes that is not an Attribution Party of the Holder. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Note in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(d) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 3(d) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Note. The Company shall be entitled to accept any Conversion Notice as the Holder's conclusive determination that such conversion meets the requirements of this section, without further inquiry unless the Holder provides notice to the contrary, in which case the Company and the Holder shall reasonably cooperate with each other to give effect to the provisions of this Section 3(d).

(4) RIGHTS UPON EVENT OF DEFAULT.

(a) Event of Default. Each of the following events shall constitute an "Event of Default":

(i) from and after the Public Company Date, the suspension from trading or failure of the Common Stock to be listed on an Eligible Market for a period of two (2) consecutive Trading Days or for more than an aggregate of ten (10) Trading Days in any 365-day period;

(ii) the Company's (A) failure to cure a Conversion Failure by delivery of the required number of shares of Common Stock within five (5) Business Days after the applicable Conversion Date (unless the Conversion Notice to which such Conversion Failure relates has been satisfied in full by payment of the Buy-In Price to the Holder in accordance with Section 3(c)(ii)(x)) or (B) notice, written or oral, to any holder of the Notes or Additional Notes, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of any Notes or Additional Notes into shares of Common Stock that is tendered in accordance with the provisions of the Notes or Additional Notes, other than pursuant to Section 3(d) (or similar provisions under the Other Notes and the Additional Notes);

(iii) at any time following the fifth (5th) consecutive Business Day that the Holder's Authorized Share Allocation is less than the number of shares of Common Stock that the Holder would be entitled to receive upon a conversion of the full Conversion Amount of this Note or Additional Notes (without regard to any limitations on conversion set forth in Section 3(d) or otherwise (or similar provisions under the Other Notes and the Additional Notes));

(iv) (A) prior to a Full Collateralization Event, the Company's failure to pay to the Holder any amount of Principal, Interest, Late Charges or other amounts when and as due under this Note or the Additional Notes (including, without limitation, the Company's failure to pay any redemption amounts hereunder) or any other Transaction Document (as defined in the Securities Purchase Agreement) or any other agreement, document, certificate or other instrument delivered in connection with the transactions contemplated hereby and thereby to which the Holder is a party, except, in the case of a failure to pay Interest and/or Late Charges (or the equivalent in any other Transaction Document) when and as due, in which case only if such failure continues for a period of at least seven (7) Business Days and (B) after a Full Collateralization Event, the Company's failure to pay to the Holder any amount of Principal or Interest when and as due under this Note or the Additional Notes (including, without limitation, the Company's failure to pay any redemption amounts hereunder), except, in the case of a failure to pay Interest when and as due, in which case only if such failure continues for a period of at least seven (7) Business Days;

(v) the Company or any of its Subsidiaries (as defined in the Securities Purchase Agreement), pursuant to or within the meaning of Title 11, U.S. Code, or any similar Federal, foreign or state law for the relief of debtors (collectively, "Bankruptcy Law"), (A) commences a voluntary bankruptcy case, (B) consents to the entry of an order for relief against it in an involuntary bankruptcy case, (C) consents to the appointment of a receiver, trustee, assignee, liquidator or similar official (a "Custodian"), (D) makes a general assignment for the benefit of its creditors or (E) admits in writing that it is generally unable to pay its debts as they become due;

(vi) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or any of its Subsidiaries in an involuntary case, (B) appoints a Custodian of the Company or any of its Subsidiaries or (C) orders the liquidation of the Company or any of its Subsidiaries;

(vii) a final judgment or judgments for the payment of money aggregating in excess of the Threshold Amount are rendered against the Company or any of its Subsidiaries and which judgments are not, within sixty (60) days after the entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay; provided, however, that any judgment which is covered by insurance or an indemnity from a credit worthy party shall not be included in calculating the Threshold Amount set forth above so long as the Company provides the Holder a written statement from such insurer or indemnity provider (which written statement shall be reasonably satisfactory to the Holder) to the effect that such judgment is covered by insurance or an indemnity and the Company will receive the proceeds of such insurance or indemnity within thirty (30) days of the issuance of such judgment;

(viii) prior to a Full Collateralization Event, other than as specifically set forth in another clause of this Section 4(a), the Company or any of its Subsidiaries breaches any material representation, warranty, covenant or other term or condition of any Transaction Document, except, in the case of a breach of a covenant or other term or condition of any Transaction Document which is curable, only if such breach continues for a period of at least ten (10) consecutive Business Days;

(ix) any breach or failure in any respect to comply with Section 14 of this Note except, where such breach or failure is curable, only if such breach or failure continues for a period of at least ten (10) consecutive Business Days;

(x) the Company or any Subsidiary shall fail to perform or comply with any covenant or agreement contained in any Security Document to which it is a party, except, if such breach or failure is curable, only if such breach or failure continues for a period of at least ten (10) consecutive Business Days;

(xi) any material provision of any Security Document (as defined in the Securities Purchase Agreement) (as determined by the Collateral Agent (as defined in the Securities Purchase Agreement) in its sole discretion) shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against the Company or any Subsidiary intended to be a party thereto in accordance with its terms, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by the Company or any Subsidiary or any governmental authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or the Company or any Subsidiary shall deny in writing that it has any liability or obligation purported to be created under any Security Document;

(xii) any Security Document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the holders of the Notes on any Collateral (as defined in the Security Documents) purported to be covered thereby;

(xiii) any bank at which any deposit account, blocked account, or lockbox account of the Company or any Subsidiary is maintained shall fail to comply with any material term of any deposit account, blocked account, lockbox account or similar agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of the Company or any Subsidiary shall fail to comply with any of the terms of any investment property control agreement to which such Person is a party (it being understood that only accounts pursuant to which the Collateral Agent has requested account control agreements should be subject to this clause (x));

(xiv) any default under, redemption of or acceleration prior to maturity of an aggregate amount of Indebtedness in excess of the Threshold Amount of the Company or any of its Subsidiaries;

(xv) any breach or failure in any respect to comply with Section 8(d) of this Note;

(xvi) any Event of Default (as defined in the Additional Notes) occurs with respect to any Additional Notes; or

(xvii) any Event of Default (as defined in the Other Notes) occurs with respect to any Other Notes.

(b) Redemption Right. Upon the occurrence of an Event of Default with respect to this Note or any Other Note or the Additional Notes, the Company shall within three (3) Business Days of becoming aware of such Event of Default deliver written notice thereof via facsimile and overnight courier (an "Event of Default Notice") to the Holder specifying the facts surrounding the applicable Event of Default and which clause of Section 4(a) triggered such Event of Default. At any time after the earlier of the Holder's receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, the Holder may require the Company to redeem (an "Event of Default Redemption") all or any portion of this Note by delivering written notice thereof (the "Event of Default Redemption Notice") to the Company, which Event of Default Redemption Notice shall indicate the portion of this Note the Holder is electing to require the Company to redeem. Each portion of this Note subject to redemption by the Company pursuant to this Section 4(b) shall be redeemed by the Company in cash by wire transfer of immediately available funds and/or by the Company instructing the Collateral Agent to make payments of the holders of Notes by delivering a written notice on the Company's letterhead signed by an authorized officer of the Company delivered at least two (2) Business Days prior to the applicable Event of Default Redemption Date, specifying (I) the applicable amount to be paid to each applicable holder of Notes, which amount shall not exceed the aggregate amount of Deemed Repayment Amount(s) (as defined in Section 8(e)) previously deposited by the Company in the Control Account pursuant to Section 8(e) and (II) the wire instructions of each such applicable holder(s) of Notes, which aggregate amounts shall equal to (i) (A) prior to the Public Company Date, (B) after the Public Company Date as long as there is no Equity Conditions Failure and the applicable Event of Default Redemption is not triggered by any Major Event of Default and (C) after a Full Collateralization Event regardless of whether or not there is an Equity Conditions Failure if the applicable Event of Default Redemption is triggered by an Event of Default set forth in either Section 4(a)(vii) or Section 4(a)(xiv), the product of (1) the Redemption Percentage and (2) the Conversion Amount to be redeemed and (ii) (A) after the Public Company Date if there is an Equity Conditions Failure or (B) after the Public Company Date if the applicable Event of Default Redemption is triggered by any Major Event of Default regardless of whether or not there is an Equity Conditions Failure, the greater of (1) the product of (I) the Redemption Percentage and (II) the Conversion Amount to be redeemed and (2) the product of (I) the Conversion Amount being redeemed and (II) the quotient determined by dividing (A) the greatest Closing Sale Price of the shares of Common Stock during the period beginning on the date immediately preceding such Event of Default and ending on the date the Holder delivers the Event of Default Redemption Notice, by (B) the lowest Conversion Price in effect during such period (the "Event of Default Redemption Price"). Redemptions required by this Section 4(b) shall be made in accordance with the provisions of Section 11. Notwithstanding anything to the contrary in this Section 4(b), but subject to Section 3(d), until the Event of Default Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 4(b) (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3. To the extent redemptions required by this Section 4(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Company's redemption of any portion of the Note under this Section 4(b), the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any Event of Default redemption premium due under this Section 4(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty.

(5) RIGHTS UPON FUNDAMENTAL TRANSACTION AND CHANGE OF CONTROL.

(a) Assumption. The Company shall not enter into or be party to a Fundamental Transaction unless the Successor Entity assumes in writing all of the obligations of the Company under this Note and the other Transaction Documents in accordance with the provisions of this Section 5(a) pursuant to written agreements in form and substance reasonably satisfactory to the Required Holders and approved by the Required Holders prior to such Fundamental Transaction, including agreements, if so requested by the Holder to deliver to each holder of Notes in exchange for such Notes a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to the Notes, including, without limitation, having a principal amount and interest rate equal to the principal amounts and the interest rates of the Note then outstanding held by such holder, having similar conversion rights and having similar ranking and security to the Note, and satisfactory to the Required Holders. Upon the occurrence of any Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note referring to the "Company" shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note with the same effect as if such Successor Entity had been named as the Company herein. Upon consummation of the Fundamental Transaction with a Successor Entity whose stock is publicly traded, such Successor Entity shall deliver (in addition to and without limiting any right under this Note) to the Holder in exchange for this Note a security of the Successor Entity and/or Successor Entities evidenced by a written instrument substantially similar in form and substance to this Note and convertible for a corresponding number of shares of capital stock of the Successor Entity and/or Successor Entities (the "Successor Capital Stock") equivalent (as set forth below) to the shares of Common Stock acquirable and receivable upon conversion of this Note (without regard to any limitations on conversion, including without limitation, the Maximum Percentage, if applicable) prior to such Fundamental Transaction (such corresponding number of shares of Successor Capital Stock to be delivered to the Holder shall equal the greater of (A) the quotient of (i) the aggregate dollar value of all consideration (including cash consideration and any consideration other than cash ("Non-Cash Consideration"), in such Fundamental Transaction, as such values are set forth in any definitive agreement for the Fundamental Transaction that has been executed at the time of the first public announcement of the Fundamental Transaction or, if no such value is determinable from such definitive agreement, as determined in accordance with Section 22 with the term "Non-Cash Consideration" being substituted for the term "Conversion Price") that the Holder would have been entitled to receive upon the happening of such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction, had this Note been converted immediately prior to such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction (without regard to any limitations on conversion, including without limitation, the Maximum Percentage, if applicable) (the "Aggregate Consideration") divided by (ii) the per share Closing Sale Price of such Successor Capital Stock on the Trading Day immediately prior to the consummation or occurrence of the Fundamental Transaction and (B) the product of (i) the quotient of (x) the Aggregate Consideration divided by (y) the Closing Sale Price of the Common Stock on the Trading Day immediately prior to the consummation or occurrence of the Fundamental Transaction and (ii) the highest exchange ratio pursuant to which any stockholder of the Company may exchange Common Stock for Successor Capital Stock) (provided, however, to the extent that the Holder's right to receive any such shares of publicly traded common stock (or their equivalent) of the Successor Entity would result in the Holder and its other Attribution Parties exceeding the Maximum Percentage, if applicable, then the Holder shall not be entitled to receive such shares to such extent (and shall not be entitled to beneficial ownership of such shares of publicly traded common stock (or their equivalent) of the Successor Entity as a result of such consideration to such extent) and the portion of such shares shall be held in abeyance for the Holder until such time or times, as its right thereto would not result in the Holder and its other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be delivered such shares to the extent as if there had been no such limitation), and, such security shall be reasonably satisfactory to the Holder, and with a conversion price equivalent to the Conversion Price hereunder (such adjustments to the conversion price being for the purpose of protecting after the consummation or occurrence of such Fundamental Transaction the economic value of this Note that was in effect immediately prior to the consummation or occurrence of such Fundamental Transaction, as elected by the Holder solely at its option). Upon occurrence or consummation of the Fundamental Transaction, and it shall be a required condition to the occurrence or consummation of such Fundamental Transaction that, the Company and the Successor Entity or Successor Entities shall deliver to the Holder confirmation that there shall be issued upon conversion of this Note at any time after the occurrence or consummation of the Fundamental Transaction, as elected by the Holder solely at its option, Common Shares, Successor Capital Stock or, in lieu of the Common Shares or Successor Capital Stock (or other securities, cash, assets or other property purchasable upon the conversion of this Note prior to such Fundamental Transaction), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights), which for purposes of clarification may continue to be shares of Common Stock, if any, that the Holder would have been entitled to receive upon the happening of such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction, had this Note been converted immediately prior to such Fundamental Transaction or the record, eligibility or other determination date for the event resulting in such Fundamental Transaction (without regard to any limitations on conversion, including without limitation, the Maximum Percentage, if applicable), as adjusted in accordance with the provisions of this Note. The provisions of this Section 5(a) shall apply similarly and equally to successive Fundamental Transactions. For clarity, following the consummation or occurrence of a Fundamental Transaction provided that a Successor Entity assumes this Note in full compliance with the provisions set forth in this Section 5(a), the Holder shall not also have a right to receive upon conversion of this Note shares of Common Stock of the Company, but, rather, will be entitled to receive upon conversion of this Note shares of the Successor Capital Stock as provided herein. Notwithstanding anything herein to the contrary, the Successor Entity of the Company as a result of the Reverse Merger shall assume the Company's obligations under this Note in accordance with the Merger Agreement Amendment (as defined in the Securities Purchase Agreement).

(b) Redemption Right. No sooner than fifteen (15) days nor later than ten (10) days prior to the consummation of a Change of Control, but not prior to the public announcement of such Change of Control, the Company shall deliver written notice thereof to the Holder (a "Change of Control Notice"). At any time during the period beginning on the earlier to occur of (i) any written agreement by the Company or any of its Subsidiaries, upon consummation of which the transaction contemplated thereby would reasonably be expected to result in a Change of Control, (ii) the Holder becoming aware of a Change of Control and (iii) the Holder's receipt of a Change of Control Notice and ending twenty (20) Business Days after the date of the consummation of such Change of Control, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof ("Change of Control Redemption Notice") to the Company, which Change of Control Redemption Notice shall indicate the Conversion Amount the Holder is electing to require the Company to redeem. The portion of this Note subject to redemption pursuant to this Section 5(b) shall be redeemed by the Company in cash by wire transfer of immediately available funds at a price equal to (i) before the Public Company Date, 125% of the Conversion Amount and (ii) after the Public Company Date, the greater of (1) 125% of the Conversion Amount and (2) the product of (I) the Conversion Amount being redeemed and (II) the quotient determined by dividing (A) the greatest Closing Sale Price of the shares of Common Stock during the period beginning on the date immediately preceding the earlier to occur of (x) the consummation of the Change of Control and (y) the public announcement of such Change of Control, and ending on the date the Holder delivers the Change of Control Redemption Notice, by (B) the lowest Conversion Price in effect during such period (the "Change of Control Redemption Price"). Redemptions required by this Section 5 shall be made in accordance with the provisions of Section 11 and shall have priority to payments to stockholders in connection with a Change of Control. Notwithstanding anything to the contrary in this Section 5, but subject to Section 3(d), until the Change of Control Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 5(b) (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3. To the extent redemptions required by this Section 5(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments. The parties hereto agree that in the event of the Company's redemption of any portion of the Note under this Section 5(b), the Holder's damages would be uncertain and difficult to estimate because of the parties' inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for the Holder. Accordingly, any Change of Control redemption premium due under this Section 5(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of the Holder's actual loss of its investment opportunity and not as a penalty. Notwithstanding anything to the contrary contained herein, if the Required Holders explicitly approve of a Change of Control transaction in writing, the Required Holders shall be deemed to have waived their rights hereunder to redeem Notes for an amount in excess of the applicable Conversion Amount in connection with such Change of Control transaction. Any such waiver by the Required Holders will apply to all holders of Notes.

(6) DISTRIBUTION OF ASSETS; RIGHTS UPON ISSUANCE OF PURCHASE RIGHTS AND OTHER CORPORATE EVENTS.

(a) Distribution of Assets. If the Company shall declare or make any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of shares of Common Stock, by way of return of capital or otherwise (including without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the "Distributions"), then the Holder will be entitled to such Distributions as if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for such Distributions (provided, however, that to the extent that the Holder's right to participate in any such Distribution would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, if applicable, then the Holder shall not be entitled to participate in such Distribution to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Distribution (and beneficial ownership) to such extent) and the portion of such Distribution shall be held in abeyance for the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such rights (and any rights under this Section 6(a) on such initial rights or on any subsequent such rights to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(b) Purchase Rights. If at any time the Company grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock (the "Purchase Rights"), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Note (without taking into account any limitations or restrictions on the convertibility of this Note) immediately prior to the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, that to the extent that the Holder's right to participate in any such Purchase Right would result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, if applicable, then the Holder shall not be entitled to participate in such Purchase Right to such extent (and shall not be entitled to beneficial ownership of such shares of Common Stock as a result of such Purchase Right (and beneficial ownership) to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time or times as its right thereto would not result in the Holder and the other Attribution Parties exceeding the Maximum Percentage, at which time or times the Holder shall be granted such right (and any Purchase Right granted, issued or sold on such initial Purchase Right or on any subsequent Purchase Right to be held similarly in abeyance) to the same extent as if there had been no such limitation).

(c) Other Corporate Events. In addition to and not in substitution for any other rights hereunder, prior to the occurrence or consummation of any Fundamental Transaction pursuant to which holders of shares of Common Stock are entitled to receive securities, cash, assets or other property with respect to or in exchange for shares of Common Stock (a "Corporate Event"), the Company shall make appropriate provision to insure that, and any applicable Successor Entity or Successor Entities shall ensure that, and it shall be a required condition to the occurrence or consummation of such Corporate Event that, the Holder will thereafter have the right to receive upon conversion of this Note at any time after the occurrence or consummation of the Corporate Event, shares of Common Stock or Successor Capital Stock or, if so elected by the Holder, in lieu of the shares of Common Stock (or other securities, cash, assets or other property) receivable or purchasable upon the conversion of this Note prior to such Corporate Event (but not in lieu of such items still issuable under Sections 6(a) and 6(b), which shall continue to be receivable on the Common Stock or on the such shares of stock, securities, cash, assets or any other property otherwise receivable with respect to or in exchange for shares of Common Stock), such shares of stock, securities, cash, assets or any other property whatsoever (including warrants or other purchase or subscription rights and any shares of Common Stock) which the Holder would have been entitled to receive upon the occurrence or consummation of such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event, had this Note been converted immediately prior to such Corporate Event or the record, eligibility or other determination date for the event resulting in such Corporate Event (without regard to any limitations on conversion of this Note). Provision made pursuant to the preceding sentence shall be in a form and substance reasonably satisfactory to the Required Holders. The provisions of this Section 6 shall apply similarly and equally to successive Corporate Events.

(7) RIGHTS UPON ISSUANCE OF OTHER SECURITIES.

(a) Adjustment of Conversion Price upon Subdivision or Combination of Common Stock. If the Company at any time on or after the Subscription Date subdivides (by any stock dividend, stock split, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company at any time on or after the Subscription Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination will be proportionately increased.

(b) Voluntary Adjustment by Company. The Company may at any time during the term of this Note reduce the then current Conversion Price to any amount and for any period of time deemed appropriate by the Board of Directors of the Company.

(8) PREPAYMENTS.

(a) Quarterly Redemptions. From and after October 15, 2014, on each Interest Date (each, a "Company Quarterly Redemption Date" and the first Company Quarterly Redemption Date hereunder, the "First Company Quarterly Redemption Date") through and including the Maturity Date (the "Maturity Company Quarterly Redemption Date"), so long as there has been no Equity Conditions Failure, the Company, in addition to paying to the Holder Interest in accordance with Section 2, shall redeem such portion of the Principal amount then outstanding under this Note equal to the difference obtained by subtracting (A) other than with respect to the Maturity Company Quarterly Redemption Date, the Holder's Holder Pro Rata Amount of the Available Proceeds as of the applicable Company Quarterly Redemption Date since the immediately preceding Company Quarterly Redemption Date (or since the Issuance Date if the applicable Company Quarterly Redemption Date is the First Company Quarterly Redemption Date), in each case, that the Company has deposited in the Control Account pursuant to Section 8(d), from (B) the Applicable Percentage of such Principal amount then outstanding (the "Company Quarterly Redemption Amount") (a "Company Quarterly Redemption"); provided, however, that to the extent there remains any excess Available Proceeds after offsetting such Available Proceeds against the applicable Company Quarterly Redemption Amount pursuant to this sentence, such excess Available Proceeds may be carried forward and reduce any subsequent Company Quarterly Redemption(s) until all such excess Available Proceeds have been offset against subsequent Company Quarterly Redemption Amount(s). In the event that the Company Quarterly Redemption Amount is less than zero (0) for such date, the Company Quarterly Redemption Amount shall equal zero (0) for such date. The portion of this Note subject to redemption pursuant to this Section 8(a) shall be redeemed by the Company in cash at a price equal to the Company Quarterly Redemption Amount being redeemed (the "Company Quarterly Redemption Price") and shall serve to first pay the accrued and unpaid Late Charges, then, to the extent any Company Quarterly Redemption Amount remains available, pay the accrued and unpaid Interest and then, to the extent any Company Quarterly Redemption Amount remains available, pay the Principal amount. The Company shall, at least ten (10) Trading Days prior to the applicable Company Quarterly Redemption Date, deliver a written notice by facsimile and overnight courier to all, but not less than all, of the holders of Notes (the "Company Quarterly Redemption Notice" and the date all of the holders of the Notes received such notice is referred to as the "Company Quarterly Redemption Notice Date"), which Company Quarterly Redemption Notice shall (i) state the aggregate Conversion Amount of the Notes and Additional Notes subject to Company Quarterly Redemption from the Holder and all of the other holders of the Notes and Additional Notes pursuant to this Section 8(a) (and analogous provisions under the Other Notes and the Additional Notes) on the applicable Company Quarterly Redemption Date, (ii) state the respective portions of the accrued and unpaid Late Charges, the accrued and unpaid Interest and the Principal amount that is being redeemed, (iii) include a certification by the Company's Chief Financial Officer indicating the calculation of the aggregate Available Proceeds during the applicable Calendar Quarter, (iv) include a certification by the Company's Chief Financial Officer demonstrating the current balance of cash in the Control Account and (v) certify that there has been no Equity Conditions Failure as of the Company Quarterly Redemption Notice Date. On the applicable Company Quarterly Redemption Date the Company shall deliver or shall cause to be delivered to the Holder the Company Quarterly Redemption Price in cash by wire transfer of immediately available funds pursuant to wire instructions provided by the Holder in writing to the Company. If the Company confirmed that there was no Equity Conditions Failure as of the applicable Company Quarterly Redemption Notice Date but an Equity Conditions Failure occurred between the applicable Company Quarterly Redemption Notice Date and any time through the applicable Company Quarterly Redemption Date (a "Company Quarterly Redemption Intervening Period"), the Company shall provide the Holder a subsequent notice to that effect. If the Equity Conditions are not satisfied (or waived in writing by the Holder) during such Company Quarterly Redemption Intervening Period, then the Company Quarterly Redemption shall be null and void with respect to all or any part designated by the Holder of the unconverted Company Quarterly Redemption Amount and, except as provided in Section 8(e), the Holder shall be entitled to all the rights of a holder of this Note with respect to such Company Quarterly Redemption Amount. If the Company Quarterly Redemption occurs after the Public Company Date, the Company shall, to the extent all information that constitutes material, nonpublic information of the Company with respect to the Company Quarterly Redemption is not publicly available, within one (1) Business Day of the applicable Company Quarterly Redemption Notice Date, publicly disclose (as part of an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or on a Current Report on Form 8-K or otherwise), that (1) a Company Quarterly Redemption has occurred and that, pursuant to the terms of the Notes, the Company is required to redeem at the Company Quarterly Redemption Price the applicable portion of the Conversion Amount, (2) the amount of Available Proceeds and (3) the current balance of cash in the Control Account. In the event of a dispute as to the determination of the Available Proceeds or the Company Quarterly Redemption Amount (the "Disputed Amount"), the Company shall redeem the Notes for up to the applicable Company Quarterly Redemption Amount not in dispute and resolve such dispute in accordance with Section 22 with the term "Disputed Amount" being substituted for the term "Redemption Price". Company Quarterly Redemptions made pursuant to this Section 8(a) shall be made in accordance with Section 11. Notwithstanding anything to the contrary in this Section 8(a), but subject to Section 3(d), until each applicable Company Quarterly Redemption Price (together with any interest thereon) is paid in full, the applicable Company Quarterly Redemption Amount (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3. In the event that the Holder elects to convert the applicable Company Quarterly Conversion Amount prior to the applicable Company Quarterly Redemption Date, the Conversion Amount so converted shall be deducted from the applicable Company Quarterly Redemption Amount to be paid hereunder on the applicable Company Quarterly Redemption Date. To the extent redemptions required by this Section 8(a) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.

(b) Company Optional Redemption. In addition to the Company Quarterly Redemptions pursuant to Section 8(a), so long as there has been no Equity Conditions Failure, the Company may redeem up to fifty percent (50%) of the Conversion Amount that is outstanding hereunder as of the applicable date of determination (the "Company Optional Redemption Amount" and together with a Company Quarterly Redemption Amount, a "Prepayment Amount") as designated in the Company Optional Redemption Notice on the Company Optional Redemption Date (each as defined below) (a "Company Optional Redemption" and together with a Company Quarterly Redemption, a "Prepayment"). The portion of this Note subject to redemption pursuant to this Section 8(b) shall be redeemed by the Company in cash at a price equal to the Company Optional Redemption Amount being redeemed (the "Company Optional Redemption Price" and together with a Company Quarterly Redemption Price, a "Prepayment Price") and shall serve to first pay any accrued and unpaid Late Charges, then, to pay any accrued and unpaid Interest and then, to pay the Principal amount. The Company may effect only one (1) Company Optional Redemption. The Company shall deliver a written notice by facsimile and overnight courier to all, but not less than all, of the holders of Notes and Additional Notes (the "Company Optional Redemption Notice" and the date all of the holders of the Notes received such notice is referred to as the "Company Optional Redemption Notice Date"), which Company Optional Redemption Notice shall (i) state (a) the Trading Day on which the Company Optional Redemption shall occur, which Trading Day shall not be less than twenty (20) Trading Days following the Company Optional Redemption Notice Date (the "Company Optional Redemption Date" and together with a Company Quarterly Redemption Date, a "Prepayment Date") and (b) the aggregate Conversion Amount of the Notes and Additional Notes subject to Company Optional Redemption from the Holder and all of the other holders of the Notes and Additional Notes pursuant to this Section 8(b) (and analogous provisions under the Other Notes and the Additional Notes) on the applicable Company Optional Redemption Date and (c) the respective portions of accrued and unpaid Late Charges, accrued and unpaid Interest and the Principal amount that is being redeemed and (ii) certify that there has been no Equity Conditions Failure as of the Company Optional Redemption Notice Date. On the applicable Company Optional Redemption Date the Company shall deliver or shall cause to be delivered to the Holder the Company Optional Redemption Price in cash by wire transfer of immediately available funds pursuant to wire instructions provided by the Holder in writing to the Company. If the Company confirmed that there was no Equity Conditions Failure as of the applicable Company Optional Redemption Notice Date but an Equity Conditions Failure occurred between the applicable Company Optional Redemption Notice Date and any time through the applicable Company Optional Redemption Date (a "Company Optional Redemption Intervening Period"), the Company shall provide the Holder a subsequent notice to that effect. If the Equity Conditions are not satisfied (or waived in writing by the Holder) during such Company Optional Redemption Intervening Period, then the Company Optional Redemption shall be null and void with respect to all or any part designated by the Holder of the unconverted Company Optional Redemption Amount and, except as provided in Section 8(e), the Holder shall be entitled to all the rights of a holder of this Note with respect to such Company Optional Redemption Amount. If the Company Optional Redemption occurs after the Public Company Date, the Company shall, within one (1) Business Day of the Company Optional Redemption Notice Date, publicly disclose (as part of an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or on a Current Report on Form 8-K or otherwise), that the Company elected to cause a Company Optional Redemption and that, pursuant to the terms of the Notes, the Company is required to redeem at the Company Optional Redemption Price the applicable portion of the Conversion Amount. A Company Optional Redemption made pursuant to this Section 8(b) shall be made in accordance with Section 11. Notwithstanding anything to the contrary in this Section 8(b), but subject to Section 3(d), until the Company Optional Redemption Price (together with any interest thereon) is paid in full, the Conversion Amount submitted for redemption under this Section 8(b) (together with any interest thereon) may be converted, in whole or in part, by the Holder into Common Stock pursuant to Section 3. In the event that the Holder elects to convert the Company Optional Conversion Amount prior to the Company Optional Redemption Date, the Conversion Amount so converted shall be deducted from the Company Optional Redemption Amount to be paid hereunder on the Company Optional Redemption Date. To the extent redemptions required by this Section 8(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.

(c) Pro Rata Redemption Requirement. If a Company Quarterly Redemption or a Company Optional Redemption occurs pursuant to Section 8(a) or Section 8(b), respectively, (or similar provisions under the Other Notes and the Additional Notes) then the Company must simultaneously take the same action in the same proportion with respect to the Other Notes and the Additional Notes. If a Company Quarterly Redemption or a Company Optional Redemption occurs pursuant to Section 8(a) or Section 8(b), respectively (or similar provisions under the Other Notes and the Additional Notes) with respect to less than all of the Conversion Amounts of the Notes and the Additional Notes then outstanding, then the Company shall redeem a Conversion Amount from each of the holders of the Notes and the Additional Notes equal to the product of (i) the aggregate Company Quarterly Redemption Amount of Notes and Additional Notes subject to a Company Quarterly Redemption pursuant to Section 8(a) or the aggregate Company Optional Redemption Amount of Notes and Additional Notes subject to a Company Optional Redemption pursuant to Section 8(b), as applicable, multiplied by (ii) the fraction, the numerator of which is the sum of the aggregate Original Principal Amount of the Notes and Additional Notes purchased by such holder of outstanding Notes and Additional Notes and the denominator of which is the sum of the aggregate Original Principal Amount of the Notes and Additional Notes purchased by all holders holding outstanding Notes and Additional Notes (such fraction with respect to each holder is referred to as its "Redemption Allocation Percentage", and such amount with respect to each holder is referred to as its "Pro Rata Redemption Amount"); provided, however, that in the event that any holder's Pro Rata Redemption Amount exceeds the outstanding Principal amount of such holder's Note and Additional Note, then such excess Pro Rata Redemption Amount shall be allocated amongst the remaining holders of Notes and Additional Notes in accordance with the foregoing formula. In the event that the initial holder of any Notes or Additional Notes shall sell or otherwise transfer any of such holder's Notes or Additional Notes, the transferee shall be allocated a pro rata portion of such holder's Redemption Allocation Percentage and Pro Rata Redemption Amount.

(d) Control Account. In addition to the foregoing, (i) prior to the occurrence of a Full Collateralization Event, on each Company Quarterly Redemption Date the Company shall deposit the Available Proceeds for the whole Calendar Quarter immediately preceding the applicable Company Quarterly Redemption Date in the Control Account and (ii) the Company may at any time and from time to time increase the amount of cash deposited in the Control Account and any such cash deposited shall be taken into account to determine whether a Full Collateralization Event has occurred. After the occurrence of a Full Collateralization Event, the Collateral Agent shall pay any Excess Amount (i) to the Company within two (2) Business Days of the existence of such Excess Amount (the "Excess Amount Payment Date") or (ii) at the Company's option, upon receipt of a written notice by the Company on the Company's letterhead signed by an authorized officer of the Company, to the Collateral Agent delivered by the earlier of the Excess Amount Payment Date and at least two (2) Business Days prior to the applicable Prepayment Date, specifying (I) the applicable permissible Prepayment Amount to be paid to any holder of Notes and (II) the wire instructions of such holder(s) of Notes, provided that the Company's option to require the Collateral Agent to pay any Excess Amount pursuant to clause (ii) above is subject to (A) such amount being paid from, and not exceeding, the Excess Amount and (B) after giving effect to the payment of such Prepayment Amount a Full Collateralization Event must be continuing.

(e) Deemed Note Repayment. Notwithstanding anything herein to the contrary, in the event the Company is unable to make a Prepayment pursuant to the terms of this Section 8 because of an Equity Conditions Failure, the Company shall deposit the applicable Prepayment Price in the Control Account on or prior to the applicable Prepayment Date and the applicable Prepayment Amount (the "Deemed Repayment Amount") shall remain outstanding and the Holder shall be entitled to all the rights of a holder of this Note with respect to such Prepayment Amount, except that (i) any Interest pursuant to Section 2 on such Deemed Repayment Amount shall cease to accrue as of the applicable Prepayment Date and (ii) Sections 4(a)(iv) through 4(a)(xvii), clause (ii) of the definition of Change of Control Redemption Price in Section 5(b), Section 8, Section 13 and Section 14 shall cease to apply, in each case, solely with respect to such Deemed Repayment Amount.

(9) NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, and will at all times in good faith carry out all of the provisions of this Note and take all action as may be required to protect the rights of the Holder of this Note.

(10) RESERVATION OF AUTHORIZED SHARES.

(a) Reservation. The Company shall initially reserve out of its authorized and unissued Common Stock a number of shares of Common Stock for each of the Notes and the Additional Notes equal to 130% of the Conversion Rate with respect to the Conversion Amount of each such Note as of the Issuance Date. So long as any of the Notes and the Additional Notes are outstanding, the Company shall take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Notes and the Additional Notes, the number of shares of Common Stock specified above in this Section 10(a) as shall from time to time be necessary to effect the conversion of all of the Notes then outstanding; provided, that at no time shall the number of shares of Common Stock so reserved be less than the number of shares required to be reserved pursuant hereto (in each case, without regard to any limitations on conversions) (the "Required Reserve Amount"). The initial number of shares of Common Stock reserved for conversions of the Notes and the Additional Notes and each increase in the number of shares so reserved shall be allocated pro rata among the holders of the Notes and the Additional Notes based on the principal amount of the Notes and Additional Notes held by each holder at the Closing (as defined in the Securities Purchase Agreement) or increase in the number of reserved shares, as the case may be (the "Authorized Share Allocation"). In the event that a holder shall sell or otherwise transfer any of such holder's Notes or Additional Notes, each transferee shall be allocated a pro rata portion of such holder's Authorized Share Allocation. Any shares of Common Stock reserved and allocated to any Person which ceases to hold any Notes or Additional Notes shall be allocated to the remaining holders of Notes and Additional Notes, pro rata based on the principal amount of the Notes and Additional Notes then held by such holders.

(b) Insufficient Authorized Shares. If at any time while any of the Notes and Additional Notes remain outstanding the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve for issuance upon conversion of the Notes at least a number of shares of Common Stock equal to the Required Reserve Amount (an "Authorized Share Failure"), then the Company shall immediately take all action necessary to increase the Company's authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for the Notes then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, but in no event later than sixty (60) days after the occurrence of such Authorized Share Failure, the Company shall either (i) obtain the written consent of its stockholders for the approval of an increase in the number of authorized shares of Common Stock and provide each stockholder with an information statement with respect thereto or (ii) hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its best efforts to solicit its stockholders' approval of such increase in authorized shares of Common Stock and to cause its Board of Directors to recommend to the stockholders that they approve such proposal.

(11) REDEMPTIONS.

(a) The Company shall deliver the applicable Event of Default Redemption Price to the Holder within five (5) Business Days after the Company's receipt of the Holder's Event of Default Redemption Notice (the "Event of Default Redemption Date"). If the Holder has submitted a Change of Control Redemption Notice in accordance with Section 5(b), the Company shall deliver the applicable Change of Control Redemption Price to the Holder (i) concurrently with the consummation of such Change of Control if such notice is received prior to the consummation of such Change of Control and (ii) within five (5) Business Days after the Company's receipt of such notice otherwise (such date, the "Change of Control Redemption Date"). The Company shall deliver the applicable Company Quarterly Redemption Price to the Holder on the applicable Company Quarterly Redemption Date. The Company shall deliver the applicable Company Optional Redemption Price to the Holder on the applicable Company Optional Redemption Date. The Company shall pay the applicable Redemption Price to the Holder in cash by wire transfer of immediately available funds on the applicable due date if the Holder has provided the Company with wire instructions at least one (1) Business Day prior to such Redemption Date, and otherwise by certified or bank check mailed to the address of the Holder as shown on the Register. In the event of a redemption of less than all of the Conversion Amount of this Note, if requested by the Holder with an undertaking to return the original Note to the Company, the Company shall promptly cause to be issued and delivered to the Holder a new Note (in accordance with Section 17(d)) representing the outstanding Principal which has not been redeemed and any accrued Interest on such Principal which shall be calculated as if no Redemption Notice has been delivered. In the event that the Company does not pay the applicable Redemption Price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid Redemption Price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the applicable Redemption Price (together with any Late Charges thereon) has not been paid. Upon the Company's receipt of such notice, (x) the applicable Redemption Notice shall be null and void with respect to such Conversion Amount and (y) the Company shall immediately return this Note, or issue a new Note (in accordance with Section 17(d)) to the Holder representing such Conversion Amount to be redeemed. The Holder's delivery of a notice voiding a Redemption Notice and exercise of its rights following such notice shall not affect the Company's obligations to make any payments of Late Charges which have accrued prior to the date of such notice with respect to the Conversion Amount subject to such notice.

(b) Redemption by Other Holders. Upon the Company's receipt of notice from any of the holders of the Other Notes or the Additional Notes for redemption or repayment as a result of an event or occurrence substantially similar to the events or occurrences described in Section 4(b), Section 5(b) or Section 8 or pursuant to equivalent provisions set forth in the Other Notes and the Additional Notes (each, an "Other Redemption Notice"), the Company shall immediately, but no later than three (3) Business Days of its receipt thereof, forward to the Holder by facsimile a copy of such notice. If the Company receives a Redemption Notice and one or more Other Redemption Notices, during the seven (7) Business Day period beginning on and including the date which is three (3) Business Days prior to the Company's receipt of the Holder's Redemption Notice and ending on and including the date which is three (3) Business Days after the Company's receipt of the Holder's Redemption Notice and the Company is unable to redeem all principal, interest and other amounts designated in such Redemption Notice and such Other Redemption Notices received during such seven (7) Business Day period, then the Company shall redeem a pro rata amount from each holder of the Notes and the Additional Notes (including the Holder) based on the principal amount of the Notes and the Additional Notes submitted for redemption pursuant to such Redemption Notice and such Other Redemption Notices received by the Company during such seven (7) Business Day period.

(12) VOTING RIGHTS. The Holder shall have no voting rights as the holder of this Note, except as required by law, including, but not limited to, the laws of the State of Delaware, and as expressly provided in this Note.

(13) SECURITY. This Note, the Other Notes and the Additional Notes are secured to the extent and in the manner set forth in the Security Documents. The Company agrees and acknowledges that from and after the Full Collateralization Event, the Collateral Agent shall be entitled to withdraw any or all amounts in the Control Account from time to time (each a "Note Withdrawal" and collectively, the "Note Withdrawals"), as long as any the amount of any such Note Withdrawal is applied against the Conversion Amount of the Notes, including this Note, the Other Notes and the Additional Notes, in accordance with the terms hereof and thereof or any amount outstanding under the Notes, including this Note, the Other Notes and the Additional Notes. Any payments in respect of the Notes, the Other Notes and the Additional Notes described in the preceding sentence shall be applied to the Notes, the Other Notes and the Additional Notes, as applicable, on a ratable basis.

(14) COVENANTS.

(a) Rank. All payments due under this Note (i) shall rank pari passu with all Other Notes and the Additional Notes and (ii) shall be senior to all other Indebtedness of the Company and its Subsidiaries.

(b) Incurrence of Indebtedness. Prior to a Full Collateralization Event, so long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any Indebtedness, other than Permitted Indebtedness.

(c) Existence of Liens. Prior to a Full Collateralization Event, so long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its Subsidiaries (collectively, "Liens") other than Permitted Liens.

(d) Restricted Payments.

(i) Prior to a Full Collateralization Event, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (other than this Note, the Other Notes and the Additional Notes), whether by way of payment in respect of principal of (or premium, if any) or interest on, such Indebtedness if at the time such payment is due or is otherwise made or, after giving effect to such payment, an event constituting, or that with the passage of time and without being cured would constitute, an Event of Default has occurred and is continuing.

(ii) Prior to the occurrence of a Full Collateralization Event, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any Indebtedness (including, without limitation Permitted Indebtedness other than this Note, the Other Notes and the Additional Notes), by way of payment in respect of principal of (or premium, if any) such Indebtedness. For clarity, such restriction shall not preclude the payment of regularly scheduled interest payments or other late fees and liquidated damages which may accrue under such Permitted Indebtedness.

(e) Restriction on Redemption and Cash Dividends. Prior to the occurrence of the Full Collateralization Event, until all of the Notes and the Additional Notes have been converted, redeemed or otherwise satisfied in accordance with their terms, the Company shall not, and the Company shall not permit any of its Subsidiaries to, directly or indirectly, (i) redeem or repurchase its Equity Interests, or permit any Subsidiary to redeem or repurchase its Equity Interests or (ii) declare or pay any cash dividend or distribution on any Equity Interest of the Company or of its Subsidiaries. Notwithstanding clause (ii) of the immediately preceding sentence, to the extent the Company forms or has formed a Subsidiary that is a special purpose vehicle solely in order to hold certain intellectual property generating royalty or licensing payments, such Subsidiary may declare or pay cash dividends to a minority equity holder of such Subsidiary contemporaneously with cash dividends to the Company if such minority equity holder contributed material intellectual property assets to such Subsidiary, pro rata based on the equity interests of such minority shareholder in such Subsidiary, but only if such minority equity holder is not contractually entitled to receive any other royalty or similar payments from such Subsidiary; provided that such cash dividends do not exceed thirty-five percent (35%) of the total dividends paid by such Subsidiary.

(f) Change in Nature of Business. Prior to a Full Collateralization Event, the Company shall not make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in Schedule 14(f) attached hereto. The Company shall not modify its corporate structure or purpose.

(g) Restriction on Liens. Prior to a Full Collateralization Event, the Company shall not, and the Company shall not permit any of its Subsidiaries, directly or indirectly, to encumber or allow any Liens on, any Collateral, other than Permitted Liens. For the avoidance of doubt, notwithstanding anything to the contrary contained herein, each of the Cash Collateral Agreement and the Deposit Account Control Agreement shall continue in full force and effect notwithstanding the occurrence of a Full Collateralization Event.

(h) Preservation of Existence, Etc. The Company shall maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its Subsidiaries (other than dormant Subsidiaries that have no or minimum assets) to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(i) Maintenance of Insurance. Prior to a Full Collateralization Event, the Company shall maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

(j) Transactions with Affiliates. Prior to a Full Collateralization Event, the Company shall not, nor shall it permit any of its Subsidiaries to, enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof.

(k) Minimum Cash Balance. From and after March 24, 20141, the Company shall maintain on deposit in the Control Account cash in an aggregate amount equal to not less than $3,500,000. Prior to the occurrence of the Full Collateralization Event, the Company shall not use the cash in the Control Account to make payments due pursuant to the Notes or the Additional Notes.

(l) Further Assurances. The Company shall take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as the Collateral Agent may reasonably require from time to time in order (A) to carry out the purposes of this Note and the other Transaction Documents, (B) to subject to valid and perfected first priority Liens on any of the Collateral, (C) to establish and maintain the validity and effectiveness of any of the Transaction Documents and the validity, perfection and priority of the Liens intended to be created thereby and (D) to better assure, convey, grant, assign, transfer and confirm unto the Collateral Agent and the Holder the rights now or hereafter intended to be granted to it under this Note or any other Transaction Document.

(15) VOTE TO ISSUE, OR CHANGE THE TERMS OF, NOTES. The consent of the Required Holders shall be required for any change, waiver or amendment to this Note.

1 Insert date of Closing (as defined in the Securities Purchase Agreement).

(16) TRANSFER. This Note and any shares of Common Stock issued upon conversion of this Note may be offered, sold, assigned or transferred by the Holder without the consent of the Company, subject only to the provisions of Section 2(g) of the Securities Purchase Agreement.

(17) REISSUANCE OF THIS NOTE.

(a) Transfer. If this Note is to be transferred, the Holder shall surrender this Note to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Note (in accordance with Section 17(d)), registered as the Holder may request, representing the outstanding Principal being transferred by the Holder and, if less than the entire outstanding Principal is being transferred, a new Note (in accordance with Section 17(d)) to the Holder representing the outstanding Principal not being transferred. The Holder and any assignee, by acceptance of this Note, acknowledge and agree that, by reason of the provisions of Section 3(c)(iii) following conversion or redemption of any portion of this Note, the outstanding Principal represented by this Note may be less than the Principal stated on the face of this Note.

(b) Lost, Stolen or Mutilated Note. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a new Note (in accordance with Section 17(d)) representing the outstanding Principal.

(c) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 17(d) and in principal amounts of at least $25,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(d) Issuance of New Notes. Whenever the Company is required to issue a new Note pursuant to the terms of this Note, such new Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such new Note, the Principal remaining outstanding (or in the case of a new Note being issued pursuant to Section 17(a) or Section 17(c), the Principal designated by the Holder which, when added to the principal represented by the other new Notes issued in connection with such issuance, does not exceed the Principal remaining outstanding under this Note immediately prior to such issuance of new Notes), (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date of this Note, (iv) shall have the same rights and conditions as this Note, and (v) shall represent accrued and unpaid Interest and Late Charges, if any, on the Principal and Interest of this Note from the Issuance Date.

(18) REMEDIES, CHARACTERIZATIONS, OTHER OBLIGATIONS, BREACHES AND INJUNCTIVE RELIEF. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder's right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note. Amounts set forth or provided for herein with respect to payments, conversion, redemption and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any breach, without the necessity of showing economic loss and without any bond or other security being required.

(19) PAYMENT OF COLLECTION, ENFORCEMENT AND OTHER COSTS. If (a) this Note is placed in the hands of an attorney for collection or enforcement or is collected or enforced through any legal proceeding or the Holder otherwise takes action to collect amounts due under this Note or to enforce the provisions of this Note or (b) there occurs any bankruptcy, reorganization, receivership of the Company or other proceedings affecting Company creditors' rights and involving a claim under this Note, then the Company shall pay the costs incurred by the Holder for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, but not limited to, attorneys' fees and disbursements.

(20) CONSTRUCTION; HEADINGS. This Note shall be deemed to be jointly drafted by the Company and all the Buyers and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

(21) FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

(22) DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Closing Bid Price or the Closing Sale Price or the arithmetic calculation of the Conversion Rate, the Conversion Price or any Redemption Price, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within three (3) Business Days of receipt, or deemed receipt, of the Conversion Notice or Redemption Notice or other event giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within three (3) Business Days submit via facsimile (i) the disputed determination of the Closing Bid Price or the Closing Sale Price to an independent, reputable investment bank selected by the Holder and approved by the Company, such approval not to be unreasonably withheld or delayed, or (ii) the disputed arithmetic calculation of the Conversion Rate, Conversion Price or any Redemption Price to an independent, outside accountant, selected by the Holder and approved by the Company, such approval not to be unreasonably withheld or delayed. The Company, at the Company's expense, shall cause the investment bank or the accountant, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations. Such investment bank's or accountant's determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error.

(23) NOTICES; PAYMENTS.

(a) Notices. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 9(f) of the Securities Purchase Agreement. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Note, including in reasonable detail a description of such action and the reason therefore. Without limiting the generality of the foregoing, the Company will give written notice to the Holder at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (a) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation, (b) with respect to any dividend or distribution upon the Common Stock or (c) with respect to any pro rata subscription offer to holders of Common Stock, provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder.

(b) Payments. Whenever any payment of cash is to be made by the Company to any Person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing (which address, in the case of each Buyer, shall initially be as set forth on the Schedule of Buyers attached to the Securities Purchase Agreement); provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder's wire transfer instructions. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day and, in the case of any Interest Date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of Interest due on such date. Any amount of Principal or other amounts due under the Transaction Documents which is not paid when due shall result in a late charge being incurred and payable by the Company in an amount equal to interest on such amount at the rate of eighteen percent (18.0%) per annum from the date such amount was due until the same is paid in full ("Late Charge").

(24) CANCELLATION. After all Principal, accrued Interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

(25) WAIVER OF NOTICE. To the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Securities Purchase Agreement.

(26) GOVERNING LAW; JURISDICTION; JURY TRIAL. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address set forth in Section 9(f) of the Securities Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company's obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS NOTE OR ANY TRANSACTION CONTEMPLATED HEREBY.

(27) Severability. If any provision of this Note is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Note so long as this Note as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(28) DISCLOSURE. Upon receipt or delivery by the Company of any notice in accordance with the terms of this Note after the Public Company Date, unless the Company has in good faith determined that the matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries, the Company shall within one (1) Business Day after any such receipt or delivery publicly disclose such material, nonpublic information on a Current Report on Form 8-K or otherwise. In the event that the Company believes that a notice contains material, nonpublic information relating to the Company or its Subsidiaries, the Company so shall indicate to such Holder contemporaneously with delivery of such notice, and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material, nonpublic information relating to the Company or its Subsidiaries.

(29) CERTAIN DEFINITIONS. For purposes of this Note, the following terms shall have the following meanings:

(a) "Affiliate" has the meaning set forth in Rule 405 under the Securities Act.

(b) "Additional Notes" means all New Notes (as defined in the Securities Purchase Agreement), if any, issued by the Company pursuant to the Securities Purchase Agreement on the Closing Date.

(c) "Attribution Parties" means, collectively, the following Persons and entities: (i) any investment vehicle, including, any funds, feeder funds or managed accounts, currently, or from time to time after the Issuance Date, directly or indirectly managed or advised by the Holder's investment manager or any of its Affiliates or principals, (ii) any direct or indirect Affiliates of the Holder or any of the foregoing, (iii) any Person acting or who could be deemed to be acting as a Group together with the Holder or any of the foregoing and (iv) any other Persons whose beneficial ownership of the Company's Common Stock would or could be aggregated with the Holder's and the other Attribution Parties for purposes of Section 13(d) of the Exchange Act. For clarity, the purpose of the foregoing is to subject collectively the Holder and all other Attribution Parties to the Maximum Percentage.

(d) "Applicable Percentage" means, with respect to each Company Quarterly Redemption Date, the percentage set forth opposite such Company Quarterly Redemption Date in the following table:

Company Quarterly Redemption Date	Applicable Percentage
October 15, 2014	19%
January 15, 2015	23%
April 15, 2015	30%
July 15, 2015	8%
October 15, 2015	9%
January 15, 2016	10%
April 15, 2016	11%
July 15, 2016	12%
October 15, 2016	14%
January 15, 2017	16%
April 15, 2017	19%
July 15, 2017	23%
October 15, 2017	31%
January 15, 2018	44%
April 15, 2018	78%
May 10, 2018	100%

(e) "Available Proceeds" means (I) twenty-five percent (25%) of any gross revenues paid to the Inventergy, Inc. and/or any of its Subsidiaries, including (i) license fees, (ii) covenant not to sue fees or settlement amounts, (iii) royalties, (iv) infringement damages or payments, (v) similar awards or payments to the Company or any of its Subsidiaries and (vi) proceeds from sales of any patents of the Company or of any of its Subsidiaries, in each case, received by the Company or any of its Subsidiaries during the Calendar Quarter immediately preceding the applicable date of determination and (II) (A) twenty-five percent (25%) of any gross revenues paid to the Company and/or any of its direct or indirect Subsidiaries, including Inventergy, Inc. (individually, a "Recipient" and collectively, the "Recipients"), including (i) license fees, (ii) covenant not to sue fees or settlement amounts, (iii) royalties, (iv) infringement damages or payments, (v) similar awards or payments to any Recipient and (vi) proceeds from sales of any patents of any Recipient, (B) twenty percent (20%) of any gross proceeds paid to any Recipient with respect to any financing and/or capital raising transaction and (C) twenty percent (20%) of any gross proceeds paid to any Recipient from any investment by any Recipient, in each case, received by the Recipients during the Calendar Quarter immediately preceding the applicable date of determination. Available Proceeds shall not include any financing that constitutes Permitted Indebtedness nor any refinancing of any Permitted Indebtedness, whether now existing or hereafter incurred.

(f) "Business Day" means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(g) "Buyer" means the initial holders signatories to the Securities Purchase Agreement pursuant to which such holder purchased the Notes on the Closing Date.

(h) "Calendar Quarter" means each of: the period beginning on and including January 1 and ending on and including March 31; the period beginning on and including April 1 and ending on and including June 30; the period beginning on and including July 1 and ending on and including September 30; and the period beginning on and including October 1 and ending on and including December 31.

(i) "Change of Control" means any Fundamental Transaction other than (i) any reorganization, recapitalization or reclassification of the Common Stock in which holders of the Company's voting power immediately prior to such reorganization, recapitalization or reclassification continue after such reorganization, recapitalization or reclassification to hold publicly traded securities and, directly or indirectly, are, in all material respect, the holders of the voting power of the surviving entity (or entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such reorganization, recapitalization or reclassification or (ii) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company. Notwithstanding the foregoing, the Reverse Merger shall be deemed not to be a Change of Control. The Reverse Merger shall not be a Change of Control.

(j) "Closing Bid Price" and "Closing Sale Price" means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00:00 p.m., New York Time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or "pink sheets" by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 22. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period.

(k) "Closing Date" shall have the meaning set forth in the Securities Purchase Agreement, which date is the date the Company initially issued the Notes and the Additional Notes pursuant to the terms of the Securities Purchase Agreement.

(l) "Common Stock" means the Company's common stock, par value $0.0001 per share.

(m) "Common Stock Equivalents" means, collectively, Options and Convertible Securities.

(n) "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(o) "Convertible Securities" means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for shares of Common Stock.

(p) "Eligible Market" means The New York Stock Exchange, Inc., the NYSE MKT LLC, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market. In addition, after the date that is the two (2) year anniversary of the Public Company Date, "Eligible Market" shall also include the OTC Bulletin Board, the OTC QX or the OTC QB of the OTC Markets Group Inc.

(q) "Equity Conditions" means each of the following conditions: (i) either (a) a registration statement shall be effective and available for the resale pursuant to Rule 415 of all shares of Common Stock issuable upon conversion in full of the Conversion Amount subject to the applicable Redemption requiring the satisfaction of the Equity Conditions (the "Underlying Securities") and there shall not have been any postponement or failure to maintain the effectiveness of such registration statement and the Company shall have no knowledge of any fact that would cause such registration statement not to be effective and available for the resale of all remaining Underlying Securities or (b) all Underlying Securities shall be eligible for sale without restriction or limitation pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act and without the need for registration under any applicable federal or state securities laws and the Company shall have no knowledge of any fact that would cause the Underlying Securities not to be eligible for sale without restriction pursuant to Rule 144 and without the requirement to be in compliance with Rule 144(c)(1) (or any successor thereto) promulgated under the Securities Act and any applicable federal or state securities laws; (ii) all Underlying Shares may be issued in full (A) without violating the rules or regulations of the Principal Market or any other applicable Eligible Market and (B) if the event requiring the satisfaction of the Equity Conditions is an Event of Default Redemption, without violating Section 3(d) hereof; (iii) (A) prior to a Full Collateralization Event, during the Equity Conditions Measuring Period, the Company shall not have failed to timely make any payments within five (5) Business Days of when such payment is due pursuant to any Transaction Document and (B) after a Full Collateralization Event, during the Equity Conditions Measuring Period, the Company shall not have failed to timely make any payments of Principal and Interest within five (5) Business Days of when such payment is due pursuant to this Note; (vi) prior to a Full Collateralization Event, during the Equity Conditions Measuring Period, the Company otherwise shall have been in compliance with and shall not have breached any provision, covenant, representation or warranty of any Transaction Document; and (v) the Holder shall not be in possession of any material, nonpublic information received from the Company, any Subsidiary or its respective agent or Affiliates without the prior written consent of the Holder.

(r) "Equity Conditions Failure" means that on the applicable date of determination, any of the Equity Conditions have not been satisfied (or waived in writing by the Required Holders).

(s) "Equity Conditions Measuring Period" means the period beginning thirty (30) Trading Days prior to the applicable date of determination and ending on and including the applicable date of determination.

(t) "Equity Interests" means (i) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting and (ii) all securities convertible into or exchangeable for any of the foregoing and all warrants, Options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable.

(u) "Excess Amount" means the excess, if any, as of the applicable date of determination, of (i) the cash deposited in the Control Account (as defined in the Securities Purchase Agreement) over (ii) the sum of (A) the Full Collateralization Amount and (B) any additional amount(s) owed by the Company to the Holder on the applicable date of determination, without duplication, pursuant to any of the Transaction Documents.

(v) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(w) "Full Collateralization Amount" means the sum of (i) the Conversion Amount for the full Principal amount outstanding as of the applicable date of determination and (ii) the amount equal to the Interest that will accrue from the applicable date of determination through the Maturity Date with respect to the Conversion Amount set forth in clause (i) above, assuming that the Interest Rate in effect as of the applicable date of determination through the Maturity Date is 2.00% per annum and that the Conversion Amount as of the date of determination will remain outstanding through the Maturity Date.

(x) "Full Collateralization Event" means that time that the cash deposited in the Control Account (as defined in the Securities Purchase Agreement) equals or exceeds the Full Collateralization Amount.

(y) "Fundamental Transaction" means (i) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, (a) consolidate or merge with or into (whether or not the Company is the surviving corporation) another Subject Entity; provided, however, that in no event shall the Holder have the right to require the Company to redeem all or any portion of the Holder's Note pursuant to Section 5(b) based on a Fundamental Transaction pursuant to this clause (a) in which, upon any such consolidation or merger, holders of the Company's voting power immediately prior to such consolidation or merger are, directly or indirectly, after such consolidation or merger the holders of a majority of the voting power of the surviving entity (or if the surviving entity is controlled by another entity, a majority of the voting power of the entities with the authority or voting power to elect the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities) after such consolidation or merger, or (b) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company or any of its "significant subsidiaries" (as defined in Rule 1-02 of Regulation S-X) to one or more Subject Entities, or (c) make, or allow one or more Subject Entities to make, or allow the Company to be subject to or have its Common Stock be subject to or party to one or more Subject Entities making, a purchase, tender or exchange offer that is accepted by the holders of at least either (1) 50% of the outstanding shares of Common Stock, (2) 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all Subject Entities making or party to, or Affiliated with any Subject Entities making or party to, such purchase, tender or exchange offer were not outstanding; or (3) such number of shares of Common Stock such that all Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such purchase, tender or exchange offer, become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (d) consummate a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more Subject Entities whereby such Subject Entities, individually or in the aggregate, acquire, either (1) at least 50% of the outstanding shares of Common Stock, (2) at least 50% of the outstanding shares of Common Stock calculated as if any shares of Common Stock held by all the Subject Entities making or party to, or Affiliated with any Subject Entity making or party to, such stock purchase agreement or other business combination were not outstanding; or (3) such number of shares of Common Stock such that the Subject Entities become collectively the beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of at least 50% of the outstanding shares of Common Stock, or (e) reorganize, recapitalize or reclassify its Common Stock, (ii) that the Company shall, directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, allow any Subject Entity individually or the Subject Entities in the aggregate to be or become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, whether through acquisition, purchase, assignment, conveyance, tender, tender offer, exchange, reduction in outstanding shares of Common Stock, merger, consolidation, business combination, reorganization, recapitalization, spin-off, scheme of arrangement, reorganization, recapitalization or reclassification or otherwise in any manner whatsoever, of either (a) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock, (b) at least 50% of the aggregate ordinary voting power represented by issued and outstanding Common Stock not held by all such Subject Entities as of the date of this Note calculated as if any shares of Common Stock held by all such Subject Entities were not outstanding, or (c) a percentage of the aggregate ordinary voting power represented by issued and outstanding shares of Common Stock or other equity securities of the Company sufficient to allow such Subject Entities to effect a statutory short form merger or other transaction requiring other stockholders of the Company to surrender their shares of Common Stock without approval of the stockholders of the Company or (iii) directly or indirectly, including through subsidiaries, Affiliates or otherwise, in one or more related transactions, the issuance of or the entering into any other instrument or transaction structured in a manner to circumvent, or that circumvents, the intent of this definition in which case this definition shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this definition to the extent necessary to correct this definition or any portion of this definition which may be defective or inconsistent with the intended treatment of such instrument or transaction.

(z) "GAAP" means United States generally accepted accounting principles, consistently applied.

(aa) "Group" means a "group" as that term is used in Section 13(d) of the Exchange Act and as defined in Rule 13d-5 thereunder.

(bb) "Holder Pro Rata Amount" means a fraction (i) the numerator of which is the Principal amount of this Note on the Closing Date and (ii) the denominator of which is the aggregate principal amount of all Notes, including the Other Notes and the Additional Notes, issued to the Buyers pursuant to the Securities Purchase Agreement on the Closing Date.

(cc) "Holiday" means a day other than a Business Day or on which trading does not take place on the Principal Market.

(dd) "Indebtedness" of any Person means, without duplication (i) all indebtedness for borrowed money, (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) "capital leases" in accordance with GAAP (other than trade payables entered into in the ordinary course of business), (iii) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (iv) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (v) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property), (vi) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (vii) all indebtedness referred to in clauses (i) through (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, and (viii) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (i) through (vii) above.

(ee) "Interest Rate" means (i) prior to the Full Collateralization Event, 4.00% per annum and (ii) thereafter, 2.00% per annum, in each case, subject to adjustment as set forth in Section 2.

(ff) "Major Event of Default" means an Event of Default set forth in any of (I) Section 4(a)(ii), (II) Section 4(a)(iii), (III) Section 4(a)(iv) if such Event of Default is triggered because of the Company's failure to timely pay any Principal amount or Interest due pursuant to the terms of this Note, (IV) Section 4(a)(ix) if such Event of Default is triggered because of the Company's failure to comply with Section 14(k) or (V) Section 4(a)(xv).

(gg) "New Patent Assets" means any Patents (as defined in the Security Documents) acquired by the Company or any of its Subsidiaries after March 24, 2014 with Indebtedness incurred solely for the purpose of financing the acquisition of such Patents and; provided, that, for the avoidance of doubt the Panasonic Portfolio shall not constitute New Patent Assets.

(hh) "Options" means any rights, warrants or options to subscribe for or purchase (i) shares of Common Stock or (ii) Convertible Securities.

(ii) "Parent Entity" of a Person means an entity that, directly or indirectly, controls the applicable Person, including such entity whose common stock or equivalent equity security is quoted or listed on an Eligible Market (or, if so elected by the Required Holders, any other market, exchange or quotation system), or, if there is more than one such Person or such entity, the Person or Parent Entity designated by the Required Holders or in the absence of such designation, such Person or entity with the largest public market capitalization as of the date of consummation of the Fundamental Transaction.

(jj) "Panasonic Portfolio" means the portfolio of patents and patent applications acquired by the Company’s Inventergy, Inc. subsidiary from Panasonic Corporation on December 20, 2013.

(kk) "Panasonic Release Event" shall occur when the cash deposited in the Control Account (as defined in the Securities Purchase Agreement) equals or exceeds the lower of (i) $4,500,000 less any Note Withdrawals (as defined in the Securities Purchase Agreement) by the Collateral Agent pursuant to Section 4(t) of the Securities Purchase Agreement and (ii) the Conversion Amount outstanding as of the applicable date of determination.

(ll) "Permitted Indebtedness" means (i) Indebtedness evidenced by this Note, the Other Notes and the Additional Notes, (ii) trade payables incurred in the ordinary course of business consistent with past practice, (iii) unsecured Indebtedness incurred by the Company that is made expressly subordinate in right of payment to the Indebtedness evidenced by this Note, as reflected in a written agreement acceptable to the Required Holders and approved by the Required Holders in writing, and which Indebtedness does not provide at any time for (a) the payment, prepayment, repayment, repurchase or defeasance, directly or indirectly, of any principal or premium, if any, thereon until ninety-one (91) days after the Maturity Date or later and (b) total interest and fees at a rate in excess of 10% per annum and (iv) Indebtedness secured by Permitted Liens described in clauses (v) and (vi) of the definition of Permitted Liens.

(mm) "Permitted Liens" means (i) any Lien for taxes not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) any Lien created by operation of law, such as materialmen's liens, mechanics' liens and other similar liens, arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that are being contested in good faith by appropriate proceedings, (iii) Liens granted under that certain Pledge and Security Agreement dated as of May 10, 2013 by and among the Company’s Inventergy , Inc. subsidiary and the parties listed on the signature pages attached thereto, (iv) leases or subleases and licenses and sublicenses granted to others in the ordinary course of the Company's business, not interfering in any material respect with the business of the Company, (v) first priority Liens (A) upon or in any equipment or New Patent Assets acquired or held by the Company or any of its Subsidiaries to secure the purchase price of such equipment or New Patent Assets, or Indebtedness incurred solely for the purpose of financing the acquisition or lease of such equipment or the acquisition of such New Patent Assets, (B) existing on such equipment or New Patent Assets at the time of its acquisition, provided that the Lien is confined solely to the equipment or New Patent Assets so acquired, and the proceeds of such equipment or New Patent Assets, or (C) on or after the occurrence of the Panasonic Release Event, Liens on the Panasonic Portfolio, (vi) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clause (v) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced does not increase, (vii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods, and (viii) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default.

(nn) "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(oo) "Principal Market" means the Eligible Market that is the principal securities exchange market for the Common Stock.

(pp) "Public Company Date" means the date on which the shares of Common Stock of the Company (or its successor or parent company by merger, recapitalization, reorganization or otherwise) are registered under the Exchange Act.

(qq) "Redemptions" means, collectively, the Event of Default Redemption, the Company Quarterly Redemption and the Company Optional Redemption, each of the foregoing, individually, a Redemption.

(rr) "Redemption Notices" means, collectively, the Event of Default Redemption Notices, the Change of Control Redemption Notices, the Company Quarterly Redemption Notices and the Company Optional Redemption Notice, each of the foregoing, individually, a Redemption Notice.

(ss) "Redemption Percentage" means (i) in the case of the Event of Default described in Section 4(a)(v), 100% or (ii) in the case of all other Events of Default described in Section 4(a), 125%.

(tt) "Redemption Prices" means, collectively, the Event of Default Redemption Price, the Change of Control Redemption Price, the Company Quarterly Redemption Price and the Company Optional Redemption Price, each of the foregoing, individually, a Redemption Price.

(uu) "Related Fund" means, with respect to any Person, a fund or account managed by such Person or an Affiliate of such Person.

(vv) "Required Holders" means the holders of Notes representing at least a majority of the aggregate principal amount then outstanding and shall include Hudson Bay (as defined in the Securities Purchase Agreement) so long as Hudson Bay or any of its Affiliates is a Holder of not less than $50,000 in aggregate principal amount of Notes, Additional Notes and/or Other Notes.

(ww) "Reverse Merger" means the merger contemplated by the Merger Agreement, as amended by the Merger Agreement Amendment (each as defined in the Securities Purchase Agreement).

(xx) "SEC" means the United States Securities and Exchange Commission.

(yy) "Securities Act" means the Securities Act of 1933, as amended.

(zz) "Securities Purchase Agreement" means that certain securities purchase agreement dated as of the Subscription Date by and among the Company’s Inventergy, Inc. subsidiary, which has been assumed by the Company at the Effective Time and the Buyers pursuant to which the Company issued the Notes and the Additional Notes to the Buyers.

(aaa) "Subject Entity" means any Person, Persons or Group or any Affiliate or associate of any such Person, Persons or Group.

(bbb) "Subscription Date" means March 20, 2014.

(ccc) "Subsequent Placement" means any direct or indirect, offer, sale, grant any option to purchase, or other disposition of (or announcement of any offer, sale, grant or any option to purchase or other disposition of) any of its or its Subsidiaries' equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for Common Stock or Common Stock Equivalents

(ddd) "Successor Entity" means one or more Person or Persons (or, if so elected by the Required Holders, the Company or Parent Entity) formed by, resulting from or surviving any Fundamental Transaction or one or more Person or Persons (or, if so elected by the Required Holders, the Company or the Parent Entity) with which such Fundamental Transaction shall have been entered into.

(eee) "Threshold Amount" means (i) prior to a Full Collateralization Event, $100,000 and (ii) after a Full Collateralization Event, $500,000.

(fff) "Trading Day" means (A) prior to the Public Company Date, any Business Day or (B) on or after the Public Company Date, any day on which the Common Stock is traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the shares of Common Stock are then traded; provided that "Trading Day" shall not include any day on which the shares of Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the shares of Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York Time).

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed as of the Issuance Date set out above.

EON COMMUNICATIONS CORPORATION
By:
Name:
Title:

EXHIBIT I

EON COMMUNICATIONS CORPORATION

CONVERSION NOTICE

Reference is made to the Amended and Restated Senior Secured Convertible Note (the "Note") issued to the undersigned by eOn Communications Corporation, a Delaware corporation (the "Company"). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into shares of Common Stock par value $0.01 per share (the "Common Stock") of the Company, as of the date specified below.

Date of Conversion:

Aggregate Conversion Amount to be converted:

Please confirm by checking the appropriate box whether all or any portion of this Conversion Notice is being delivered to convert any of the following:

☐ Event of Default Redemption Amount ☐ Change of Control Redemption Amount	☐ Company Quarterly Redemption Amount ☐ Company Optional Redemption Amount

Please confirm the following information:

Conversion Price:

Number of shares of Common Stock to be issued:

Please issue the Common Stock into which the Note is being converted in the following name and to the following address:

Issue to:

Facsimile Number:

Authorization:

By:

Title:

Dated:

Account Number:
(if electronic book entry transfer)

Transaction Code Number:
(if electronic book entry transfer)

ACKNOWLEDGMENT

The Company hereby acknowledges this Conversion Notice and hereby directs _______________ to issue the above indicated number of shares of Common Stock.

EON COMMUNICATIONS CORPORATION

By:

Name:
Title: